Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS Founder and Chairman Fred Chan Resigns
to Focus on Philanthropic Interests
     FREMONT, Calif., July 18, 2007—ESS Technology (Nasdaq: ESST) said today that Chairman Fred S. L. Chan, is resigning as the Chairman of the Board and as a director of the company to allow him to spend more time pursuing philanthropic interests.
     “Fred Chan co-founded ESS 23 years ago, and on behalf of our board of directors, employees, and customers, I would like to offer my most sincere thanks and express my gratitude for his many years of service to this company,” said ESS president and CEO Robert Blair. “His visionary leadership has spanned many generations of technological innovation and his many contributions have helped ESS grow from its humble beginnings as a speech algorithm company in the 1980’s to become a global leader in the design and marketing of multimedia chips. We wish Fred all the best as he pursues this new phase of his life and career.”
     Fred Chan added, “My success in building ESS, as well as my own personal success, would not have been possible without the many contributions of ESS’s employees, business partners, and customers. I am very grateful for the efforts of all of those who have played a part in the company’s achievements over the years and I now look forward to having greater flexibility and more time to spend on philanthropic activities.”

ESS Chairman and Founder Fred Chan Resigns
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     The company also noted that over the past decade, Mr. Chan and his wife, Annie Chan, have established several charitable foundations and through these foundations and other established charitable organizations have contributed a substantial portion of their net worth to advance educational opportunities and help the needy worldwide. Additionally, Mr. Chan has advised the company that he intends to donate all his ESS holdings to one of the Chan foundations (and retain voting control of these shares); he currently owns approximately 3.5 million shares of ESS stock.
About ESS Technology
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
     The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, the possible deterioration of revenues associated with our restructuring efforts, the possible sale or close of additional assets or businesses and the impact of such Strategic Transactions, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the timely availability and acceptance of ESS’ products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ future financial results, specifically statements regarding improvement in the coming quarters of the Company’s gross margins and profitability due to any new products, operating results, business strategies, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.